DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
UNAUDITED SUPPLEMENTAL FINANCIAL DISCUSSION

Overview

Diamond Sports Intermediate Holdings LLC ("the Company" or sometimes referred to as "we" or "our"), a Delaware limited liability company and an indirect subsidiary of Sinclair Broadcast Group, Inc. (SBG), was formed on April 29, 2019. Diamond Sports Group, LLC (DSG) is a wholly-owned subsidiary of the Company and was formed for the purpose of completing the acquisition of 21 Regional Sports Network brands and Fox College Sports (collectively, the Acquired RSNs) from The Walt Disney Company (Disney), completed on August 23, 2019. Additionally, DSG has an ownership interest in Sports Network, LLC which consolidates Marquee Sports Network, LLC (Marquee). On August 29, 2019, an indirect wholly-owned subsidiary of DSG acquired a 20% equity interest in the Yankee Entertainment and Sports Network (the YES Network). On March 31, 2021, the 21 Acquired RSNs were rebranded as 19 Bally Sports network brands (the Bally RSNs). We refer to the Bally RSNs and Marquee collectively as the "RSNs". The RSNs and YES Network own the exclusive rights to air, among other sporting events, the games of professional sports teams in designated local viewing areas.

Results of Operations

The following table sets forth our revenue and expenses for the periods presented (in millions):

	Three Months Ended March 31,		Percent Change Increase / (Decrease)
	2021	2020
Revenue:			(a)
Distribution revenue	$698	$752	(7)%
Advertising revenue	65	55	18%
Other media revenue	5	5	—%
Media revenue	$768	$812	(5)%

Operating Expenses:
Media programming and production expenses	$657	$478	37%
Media selling, general and administrative expenses	65	57	14%
Depreciation and amortization expenses	84	110	(24)%
Corporate general and administrative	3	2	50%
Operating (loss) income	$(41)	$165	(125)%
Income from equity method investments	$13	$6	117%
(a)Marquee was launched in late February 2020, therefore although not called out in each section below, is a driver of the changes between the periods due to a full quarter of activity being included in the current period, versus only a partial quarter of activity in the prior period.

Distribution revenue. Distribution revenue, which is generated through fees received from Distributors for the right to distribute our RSNs, decreased $54 million for the three months ended March 31, 2021 when compared to the same period in 2020, primarily due to the loss of three Distributors in 2020 and elevated subscriber churn with remaining Distributors offset by a $19 million reduction to accrued rebates to Distributors primarily related to an increase in estimated games related to the 2020-2021 NBA season. See discussion under Revenue Recognition within Note 1. Nature of Operations and Summary of Significant Accounting Policies within the Consolidated Financial Statements for further discussion. We expect distribution revenue to decrease for the three months ended June 30, 2021 as compared to the three months ended March 31, 2021 primarily due to elevated levels of subscriber churn.

Advertising revenue. Advertising revenue is primarily generated from sales of commercial time within the regional sports networks' programming. Advertising revenue increased $10 million for the three months ended March 31, 2021, when compared to the same period in 2020, primarily due to a higher number of games being played in the first quarter of 2021 when compared to the first quarter of 2020 due to suspension of the seasons in March of 2020. We expect advertising revenue for the three months ended June 30, 2021 to increase as compared to the three months ended March 31, 2021, primarily due to a higher number of games played in the second quarter.

Media programming and production expenses. Media programming and production expenses are primarily related to amortization of our sports programming rights with MLB, NBA, and NHL teams, and the costs of producing and distributing content for our brands including live games, pre-game and post-game shows, and other programming. Media programming and production expenses increased $179 million for the three months ended March 31, 2021 when compared to the same period in 2020, primarily driven by an increase in sports rights amortization expense of $161 million and production expenses of $18 million. These increases are primarily driven by the suspension of the 2019-2020 NBA and NHL seasons in early March 2020 and the compression of the 2020-2021 NBA and NHL seasons. The changes to the seasons were in response to the COVID-19 pandemic and resulted in a higher number of games during the first quarter of 2021 as compared to the same prior year period. The increase in sports rights amortization was moderated by reductions in rights fees resulting from the decisions made by the NBA and NHL to reduce the overall number of games to be played in the 2020-2021 season. We expect media programming and production expenses for the three months ended June 30, 2021 to increase as compared to the three months ended March 31, 2021, primarily due to the start of the MLB season.

Media selling, general, and administrative expenses. Media selling, general, and administrative expenses increased $8 million for the three months ended March 31, 2021 when compared to the same period in 2020, primarily related to a $3 million increase of management services agreement fees, a $2 million increase in information technology expenses, and a $1 million increase in employee compensation cost.

Depreciation and amortization expenses. Depreciation and amortization expenses decreased $26 million for the three months ended March 31, 2021 when compared to the same period in 2020, primarily due to a decrease in amortization expense due to lower intangible asset values as a result of the impairment we recognized in 2020.

Income from equity method investments. Income from equity method investments for the three months ended March 31, 2021 and 2020 was $13 million and $6 million, respectively, and was primarily related to our investment in the YES Network.

Sources and Uses of Cash

The following table sets forth our cash flows for the periods presented (in millions):

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Net cash flows used in operating activities	$(317)	$(94)
Net cash flows used in investing activities	$(5)	$—
Net cash flows used in financing activities	$(46)	$(372)

Operating Activities. Net cash flows used in operating activities increased during the three months ended March 31, 2021 when compared to the same period in 2020. The increase is primarily related to higher payments for production and overhead costs, distributor rebate payments and a decrease in cash collections from distributors.

Investing and Financing Activities. Net cash flows used in investing and financing activities decreased for the three months ended March 31, 2021 when compared to the same period in 2020. The decrease is primarily related to a decrease in the amount of distributions to Diamond Sports Holdings, LLC (DSH), an indirect parent of the Company, for the redemption of a portion of DSH's preferred equity during the first quarter of 2020 and the settlement of the exercise of a noncontrolling equity holder's right to sell its interest in one of our subsidiaries to the Company during the first quarter of 2020, partially offset by lower proceeds from borrowings during the first quarter of 2021 compared to the first quarter of 2020.

Nonguarantor and Unrestricted Subsidiary Information - Bank Credit Agreement and Senior Notes

For the trailing four quarters ended March 31, 2021, EBITDA of non-guarantor restricted subsidiaries was 30% of Consolidated EBITDA, as defined in DSG's bank credit agreement and indentures, and one unrestricted subsidiary had an immaterial EBITDA for the trailing four quarters ended March 31, 2021. As of March 31, 2021, 36% of total assets and 3% of total liabilities were attributable to non-guarantor restricted subsidiaries and 4% of total assets and 2% of total liabilities were attributable to one unrestricted subsidiary.